Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 23, 2020 (except for the reverse stock split described in Note 11, as to which the date is September 21, 2020), with respect to the financial statements of Prelude Therapeutics Incorporated included in the Registration Statement (Form S-1 No. 333-251874) and related Prospectus of Prelude Therapeutics Incorporated for the registration of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 6, 2021